UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G/A

Under the Securities Exchange Act of 1934
(Amendment No. 1)*


Tongxin International Ltd.
(Name of Issuer)

Common Stock
(Title of Class of Securities)

G8918T103

(CUSIP Number)

10/04/2010
(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

       *   Rule 13d-1(b)

       x   Rule 13d-1(c)

       *  Rule 13d-1(d)


* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



     CUSIP No.	G8918T103
1
NAMES OF REPORTING PERSONS:
Andrew Barron Worden



2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a)x
(b)
3
SEC USE ONLY
4
CITIZENSHIP OR PLACE OF ORGANIZATION

United States of America


NUMBER OF

5
SOLE VOTING POWER
359,629

SHARES
BENEFICIALL
Y
OWNED BY
6
SHARED VOTING POWER

0
EACH
REPORTING
PERSON
7
SOLE DISPOSITIVE POWER
359,629


WITH

8
SHARED DISPOSITIVE POWER

319,240
9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

678,869
10
CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

 *


11
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
4.8%

12
TYPE OF REPORTING PERSON

IN



     CUSIP No.	G8918T103
1
NAMES OF REPORTING PERSONS:
Barron Partners

2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)	x
(b)
3
SEC USE ONLY
4
CITIZENSHIP OR PLACE OF ORGANIZATION
  Delaware



NUMBER OF

5
SOLE VOTING POWER
      334,529

SHARES
BENEFICIALL
Y
OWNED BY
6
SHARED VOTING POWER

0
EACH
REPORTING
PERSON
7
SOLE DISPOSITIVE POWER
      334,529

WITH

8
SHARED DISPOSITIVE POWER
0

9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      334,529


10
CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
 *


11
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
2.4%

12
TYPE OF REPORTING PERSON

PN






CUSIP No.	G8918T103
1
NAMES OF REPORTING PERSONS:
SAS148 LP

2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)	x
(b)
3
SEC USE ONLY
4
CITIZENSHIP OR PLACE OF ORGANIZATION
  Delaware



NUMBER OF

5
SOLE VOTING POWER

     9,700

SHARES
BENEFICIALL
Y
OWNED BY
6
SHARED VOTING POWER
0

EACH
REPORTING
PERSON
7
SOLE DISPOSITIVE POWER
    9,700
WITH

8
SHARED DISPOSITIVE POWER
0

9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
9,700
10
CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
 *


11
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.1%

12
TYPE OF REPORTING PERSON

PN







CUSIP No. G8918T103
1
NAMES OF REPORTING PERSONS:
RossPlan LP


2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)	x
(b)
3
SEC USE ONLY
4
CITIZENSHIP OR PLACE OF ORGANIZATION
  Delaware



NUMBER OF

5
SOLE VOTING POWER
   0


SHARES
BENEFICIALL
Y
OWNED BY
6
SHARED VOTING POWER
0

EACH
REPORTING
PERSON
7
SOLE DISPOSITIVE POWER
0
WITH

8
SHARED DISPOSITIVE POWER
   0


9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   0
10
CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
 *


11
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.0%

12
TYPE OF REPORTING PERSON

PN

CUSIP No. G8918T103
1
NAMES OF REPORTING PERSONS:
Tibero2 LP
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)	x
(b)
3
SEC USE ONLY
4
CITIZENSHIP OR PLACE OF ORGANIZATION
  Delaware



NUMBER OF

5
SOLE VOTING POWER
   0


SHARES
BENEFICIALL
Y
OWNED BY
6
SHARED VOTING POWER

0
EACH
REPORTING
PERSON
7
SOLE DISPOSITIVE POWER
   0

WITH

8
SHARED DISPOSITIVE POWER
   0


9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   0


10
CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
 *


11
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.0%

12
TYPE OF REPORTING PERSON

PN


CUSIP No. G8918T103
1
NAMES OF REPORTING PERSONS:
XWRT2 LP

2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)x
(b)
3
SEC USE ONLY
4
CITIZENSHIP OR PLACE OF ORGANIZATION
  Delaware



NUMBER OF

5
SOLE VOTING POWER
      11,400

SHARES
BENEFICIALL
Y
OWNED BY
6
SHARED VOTING POWER

0
EACH
REPORTING
PERSON
7
SOLE DISPOSITIVE POWER
0
WITH

8
SHARED DISPOSITIVE POWER

      11,400

9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      11,400



10
CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
 *


11
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.1%

12
TYPE OF REPORTING PERSON

PN



CUSIP No. G8918T103
1
NAMES OF REPORTING PERSONS:
SBMT2 LP

2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)	x
(b)
3
SEC USE ONLY
4
CITIZENSHIP OR PLACE OF ORGANIZATION
  Delaware



NUMBER OF

5
SOLE VOTING POWER
         40,800

SHARES
BENEFICIALL
Y
OWNED BY
6
SHARED VOTING POWER

0
EACH
REPORTING
PERSON
7
SOLE DISPOSITIVE POWER
0
WITH

8
SHARED DISPOSITIVE POWER
         40,800

9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         40,800

10
CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
 *


11
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0.3%
12
TYPE OF REPORTING PERSON
PN




CUSIP No. G8918T103
1
NAMES OF REPORTING PERSONS:
Godfrey2468 LP

2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)x
(b)
3
SEC USE ONLY
4
CITIZENSHIP OR PLACE OF ORGANIZATION
  Delaware



NUMBER OF

5
SOLE VOTING POWER

    32,900

SHARES
BENEFICIALL
Y
OWNED BY
6
SHARED VOTING POWER
0

EACH
REPORTING
PERSON
7
SOLE DISPOSITIVE POWER

0
WITH

8
SHARED DISPOSITIVE POWER
32,900
9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

32,900
10
CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
 *


11
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0.2%
12
TYPE OF REPORTING PERSON

PN


CUSIP No. G8918T103
1
NAMES OF REPORTING PERSONS:
Kaufman2 LP

2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)x
(b)
3
SEC USE ONLY
4
CITIZENSHIP OR PLACE OF ORGANIZATION
  Delaware



NUMBER OF

5
SOLE VOTING POWER
    42,358


SHARES
BENEFICIALL
Y
OWNED BY
6
SHARED VOTING POWER
0

EACH
REPORTING
PERSON
7
SOLE DISPOSITIVE POWER
0
WITH

8
SHARED DISPOSITIVE POWER
   42,358

9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   42,358


10
CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
 *


11
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0.3%
12
TYPE OF REPORTING PERSON

PN


	CUSIP No. G8918T103
1
NAMES OF REPORTING PERSONS:
ABJ Investment Fund LP

2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)x
(b)
3
SEC USE ONLY
4
CITIZENSHIP OR PLACE OF ORGANIZATION
  Delaware



NUMBER OF

5
SOLE VOTING POWER
   131,023


SHARES
BENEFICIALL
Y
OWNED BY
6
SHARED VOTING POWER

0
EACH
REPORTING
PERSON
7
SOLE DISPOSITIVE POWER
0
WITH

8
SHARED DISPOSITIVE POWER

  131,023

9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

131,023
10
CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
 *


11
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0.9%
12
TYPE OF REPORTING PERSON

PN



	CUSIP No. G8918T103
1
NAMES OF REPORTING PERSONS:
Golden1177 LP

2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)	x
(b)
3
SEC USE ONLY
4
CITIZENSHIP OR PLACE OF ORGANIZATION
  Delaware



NUMBER OF

5
SOLE VOTING POWER
    51,259

SHARES
BENEFICIALL
Y
OWNED BY
6
SHARED VOTING POWER
0

EACH
REPORTING
PERSON
7
SOLE DISPOSITIVE POWER
0
WITH

8
SHARED DISPOSITIVE POWER
51,259

9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   51,259

10
CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
 *


11
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0.4%
12
TYPE OF REPORTING PERSON
PN



CUSIP No. G8918T103
1
NAMES OF REPORTING PERSONS:
Olga Filippova
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)	x
(b)
3
SEC USE ONLY
4
CITIZENSHIP OR PLACE OF ORGANIZATION
Russian Federation



NUMBER OF

5
SOLE VOTING POWER
   0

SHARES
BENEFICIALL
Y
OWNED BY
6
SHARED VOTING POWER
0

EACH
REPORTING
PERSON
7
SOLE DISPOSITIVE POWER
0
WITH

8
SHARED DISPOSITIVE POWER
0
9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
0

10
CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
 *


11
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0.0%
12
TYPE OF REPORTING PERSON
IN




CUSIP No. G8918T103
1
NAMES OF REPORTING PERSONS:
2DanesRunnin LP
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)	x
(b)
3
SEC USE ONLY
4
CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware



NUMBER OF

5
SOLE VOTING POWER
   9,500

SHARES
BENEFICIALL
Y
OWNED BY
6
SHARED VOTING POWER
0

EACH
REPORTING
PERSON
7
SOLE DISPOSITIVE POWER
0
WITH

8
SHARED DISPOSITIVE POWER
9,500
9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   9,500

10
CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
 *


11
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0.1%
12
TYPE OF REPORTING PERSON
PN


Item 1.

(a)	Name of Issuer:
Tongxin International Ltd..

(b)	Address of Issuer's Principal Executive Offices:
			    199 Pierce Street, Suite 202
			    Birmingham, Michigan 48009
Item 2.
(a)	Name of Person(s) Filing:
Andrew Barron Worden, citizen of USA
Barron Partners LP, a DE limited partnership
Golden1177 LP, a DE limited partnership
XWRT2 LP, a DE limited partnership
SBMT2 LP, a DE limited partnership
Godfrey2468 LP, a DE limited partnership
RossPlan LP, a DE limited partnership
Tibero2 LP, a DE limited partnership
Kaufman2 LP, a DE limited partnership
SAS148 LP, a DE limited partnership
ABJ Investment Fund LP, a DE limited partnership
Olga Filippova, citizen of Russian Federation
2DanesRunnin LP, a DE limited partnership

   (b)	Address of Principal Business Office, or, if None, Residence:
Andrew Barron Worden 730 Fifth Avenue, 26th Floor, New York, NY 10019 SAS148 LP and Rossplan LP 50 Central Park South, Unit 34/35 New York, NY 10019
Barron Partners LP, 730 Fifth Avenue, 26th Floor, New York, NY 10019 Golden1177 LP, #500-1177 West Hastings Street, Vancouver BC V6E 2K3 Canada
XWRT2 LP, 131 Laurel Grove Avenue Kentfield, CA 94904
SBMT2 LP, 104 S. Pecos Street Midland, TX 79701
Godfrey2468 LP, 279 Saugatuck Avenue  Westport, CT 06880
Tibero2 LP, 29 Evergreen Way Wokingham, Berkshire  RG41 4BX  United
Kingdom
Kaufman2 LP, 127 W. 69th Street New York, Ny 10023
ABJ Investment Fund LP, #500-117 West Hastings Street, Vancouver BC
V6E 2K3 Canada
Olga Filippova, 3 Havelock Terrace, Sandymount, Dublin 4, Ireland 2DanesRunnin LP, 5016 Silver Lake Plano, TX 75093


   (c)	Citizenship or Place of Organization:
Please see response to part (a) of this Item 2.


   (d)	Title of Class of Securities:

   Common Stock

   (e)	CUSIP Number:
   G8918T103

Item 3.	 If This Statement is Filed Pursuant to Rule 240.13d-1(b), or
240.13d-2(b) or (c), check whether the person filing is a:

N/A
Item 4.  Ownership.

(a)	Amount Beneficially Owned:
       678,869

(b)	Percentage of Class:

       The responses of the Reporting Persons to Row 11 on pages 2 - 13 are incorporated herein by reference.

       (c)  	Number of Shares to which such person has:

       (i)	sole power to vote or direct the vote
       (ii)	shared power to vote or direct the vote
       (iii)	sole power to dispose or to direct the disposition of
       (iv)	shared power to dispose or to direct the disposition of

       The responses of the Reporting Persons to Rows 5 through 8 on pages 2 - 13 are incorporated herein by reference.

Item 5.  Ownership of Five Percent or Less of a Class:

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [x].

Item 6.  Ownership of More than Five Percent on Behalf of Another
Person:
N/A

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding
Company or Control Person:

N/A



Item 8.  Identification and Classification of Members of the Group:

	See item 2 above

Item 9.  Notice of Dissolution of Group:

	Not applicable.

Item 10.  Certifications

       By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

       SIGNATURE

       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
Dated: October 12, 2010

Andrew B. Worden
By: /s/ Andrew B. Worden

Barron Partners LP
By: Barron Capital Advisors LLC, its general partner
By:  /s/ Andrew B. Worden
Name:  Andrew B. Worden
Title: Managing Member

SAS148 LP
By:  /s/ Andrew B. Worden
Name:  Andrew B. Worden
Title: General Partner

RossPlan LP
By: /s/ Andrew B. Worden
Name:  Andrew B. Worden
Title: General Partner
Golden1177 LP
By: Golden Properties Ltd., its general partner
By:  /s/ Alexander Lau
Name: Alexander Lau
Title: Manager

XWRT2 LP
By: /s/ Joseph Abrams
Name: Joseph Abrams
Title: General Partner

SMBT2 LP
By: Carlton Beal Family Trust FBO Spencer Beal, its general partner
By: /s/ Spence Beal
Name: Spence Beal
Title: Trustee

Godfrey2468 LP
By: /s/ Peter Godfrey
Name: Peter Godfrey
Title: General Partner

Tibero2 LP
By: /s/ Tim Robinson
Name: Tim Robinson
Title: General Partner

Kaufman2 LP
By: Dash.com Inc, its General Partner
By: /s/ Daniel Kaufman
Name: Daniel Kaufman
Title: President

ABJ Investment Fund LP
By: /s/ Sandra Lau
Name: Sandra Lau
Title: General Partner

Olga Filippova
By: /s/ Olga Filippova

2DanesRunnin LP
By: Higher Ground Investments LP its General Partner
By: The Canyons Climbing LLC, its General Partner
By: /s/ Robert A. Kaiser
Name: Robert A. Kaiser
Title: Managing Member

14